Exhibit 5.1

[Letterhead of White & Case LLP]

June 14, 2019

Newmont Goldcorp Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

Goldcorp Inc. Amended and Restated 2005 Stock Option Plan: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as New York counsel to Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation), a Delaware corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Corporation’s registration statement on Form S-8 (the “Registration Statement”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,193,703 shares (the “Shares”) of its common stock, par value $1.60 per share (the “Common Stock”), reserved for issuance upon the exercise of stock options outstanding as of April 18, 2019 under the Goldcorp Inc. (“Goldcorp”) amended and restated 2005 Stock Option Plan (the “Goldcorp Plan”), assumed by the Corporation pursuant to an arrangement agreement, dated as of January 14, 2019, which was subsequently amended on February 19, 2019 (the “Arrangement Agreement”), by and between the Corporation and Goldcorp as a result of the consummation of the transactions contemplated by the Arrangement Agreement on April 18, 2019, as contemplated in the Registration Statement to which this opinion is filed as an exhibit.

In connection with the opinion expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of corporate records, agreements, documents, and other instruments, matter of law, proceedings and such certificates or comparable documents of public officials and of officers and representatives of the Corporation, including: (i) the Corporation’s Certificate of Incorporation, amended and restated as of April 17, 2019, filed as Exhibit 3.1 to the Corporation’s Form 8-K filed with the Commission on April 22, 2019 (the “Certificate of Incorporation”); (ii) the Corporation’s By-Laws, as amended and restated effective April 23, 2019, filed as Exhibit 3.2 to the Corporation’s Form 10-Q for the period ended March 31, 2019, filed with the Commission on April 25, 2019; (iii) the resolutions adopted by the Corporation’s board of directors (the “Board”) on April 11, 2019 and April 23, 2019; and (iv) the Registration Statement, and have made such inquiries of such officers and representatives as we have deemed necessary as a basis for the opinion set forth in this opinion letter. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents and the accuracy and completeness of all public records examined by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Corporation and documents furnished to us by the Corporation and representations by the Corporation without independent investigation or verification of any kind of their accuracy.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of any Shares thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Corporation will issue and deliver the Shares in the manner contemplated by the Registration Statement and any Shares authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of capital stock; (iv) the resolutions authorizing the Corporation to issue, offer and sell the Shares have been adopted by the Board (or an authorized committee thereof) and will be in full force and effect at all times at which the Shares are offered or sold by the Corporation; and (vi) all Shares will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Corporation.

We have further assumed that the Shares will be authorized, executed, countersigned by the transfer agent or registrar therefor and delivered by the Corporation in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation, and when issued in accordance with such authorization, the provisions of the Goldcorp Plan and relevant agreements duly authorized by and in accordance with the terms of the Goldcorp Plan, upon receipt by the Corporation of such payment or service in consideration therefor as the Board (or authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. The opinion set forth in this letter is effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances, regardless of whether or not they affect the opinion expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

WHITE & CASE LLP